Exhibit 99.2

Estimates and Projections for Financial Modeling
(After giving effect to the sale of Widia and Werkö operations)

Updated: May 6, 2002

Note: The amounts below are approximate working estimates, around which an even wider range of numbers could be used for financial modeling purposes. These estimates, by their nature, involve a great number of risks and uncertainties. Actual results may differ as these risks and uncertainties could significantly impact the company's markets, products and operations. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-K, on file with the Securities and Exchange Commission.

	Quarter Ended	Year Ended

(In millions)	Jun. 30, 2002	Dec. 31, 2002

Projected Profit & Loss Items
Sales	$230-250	$950-1,000
Plastics technologies	145-155	600-630
Metalworking technologies	85-95	350-370
Segment earnings
Plastics technologies	1-4	22-25
Metalworking technologies	1-3	12-16
Corporate and unallocated expenses (1)	5-6	21-22
Restructure charge before-tax	2-3	6-9
Interest expense (2)	8-9	33-36
Tax credit
Related to operations	(2)-(4)	(5)-(7)
Related to restructuring costs	0-(1)	(2)-(4)
After-tax minority interest	0-0.5	1-1.5
Discontinued operations - net (2)	(1)	(2)
Average diluted shares outstanding	33.7	33.8

Projected Cash Flow & Balance Sheet Items
Depreciation	8-9	33-37
Working capital - increase (decrease) (3)	3-9	(18)-(28)
Capital expenditures	6-8	24-26
Cash restructuring	6-8	14-16
Total debt - net of cash	345-370	325-365
Debt-to-capital ratio (4)	49-51%	49-51%

Comments & Explanations

Note:	The above amounts assume the sale of Widia and Werkö with a closing date of June 30, 2002 and the treatment of those businesses as discontinued operations.

Projections above assume current foreign exchange rates and no acquisitions, divestitures or further stock repurchase.

1	Corporate and unallocated expenses Includes corporate expenses and financing costs related to the sale of accounts receivable.
2	Discontinued operations - net Represents the after-tax operating results of Widia and Werkö, which include allocated interest expense of $1.6 million before-tax ($1.0 million after-tax) for the second quarter and $2.9 mllion before-tax ($1.9 million after-tax) for the year.
3	Working Capital = (inventory + receivables - trade payables - advance billings)
4	Debt-to-capital ratio Excludes any effect from the write-down of goodwill.

     The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-K, on file with the Securities and Exchange Commission.